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                                   EXHIBIT 10.02

                                     AGREEMENT


     THIS AGREEMENT (the "Agreement") is effective as of the _______ day of July, 1998 (the "Effective Date"), by and among Capital Source, L.P., a Delaware limited partnership ("Cap Source I"), Capital Source II, L.P.-A, a Delaware limited partnership ("Cap Source II" and together with Cap Source I, the "Partnerships"), America First Real Estate Investment Company, Inc., a Delaware corporation (the "Company") and Continental American Properties, Ltd., a California limited partnership ("ConAm").

                                     WITNESSETH

     WHEREAS, the Partnerships are in the business of providing debt and equity investments for multifamily rental complexes; and

     WHEREAS, ConAm is in the business of making investments in real estate and is able to identify multifamily redevelopment projects for investment; and

     WHEREAS, pursuant to a proposed Agreement and Plan of Merger, the Partnerships intend to merge into the Company; and

     WHEREAS, after completion of the transaction contemplated pursuant to the Agreement and Plan of Merger, the Company desires to invest in the certain multifamily rental projects, and ConAm desires to identify potential multifamily rental projects, present them to the Company and participate in such projects in a partnership or joint venture or other similar arrangement with the Company on the terms and subject to the conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of the promises and mutual covenants herein, and for Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

     The defined terms used in this Agreement and not otherwise parenthetically defined shall have the following meanings:

     "CAPITAL" shall mean the amount of cash and the net fair market value of any property contributed to each Redevelopment Project, as determined in accordance with generally accepted accounting principles.

     "CRITERIA" shall have the meaning specified in Section 3.4 of this Agreement.

     "EVALUATION" shall mean the work product to be prepared by ConAm for the evaluation of a real estate project which shall include, without limitation, proposed cost and renovation analysis and budgets, anticipated financing, proposed operating budgets and financial projections, market analysis (including without limitation, regional employment data, metropolitan area data and neighborhood data), known environmental problems and required remediation (but not requiring an environmental assessment report) and such other information that would allow a reasonable person to evaluate with reasonable certainty all material aspects of a multifamily real estate project for investment purposes and, with respect to the Redevelopment Projects, compliance with the Criteria.

     "GOVERNING AGREEMENT" shall have the meaning specified in Section 5.1 of this Agreement for the acquisition, development, redevelopment and management of a Redevelopment Project.

     "MERGER TRANSACTION" means the transaction whereby the Partnerships shall be merged into the Company and the Company will become the successor to the interests of the Partnerships as contemplated by that certain Agreement and Plan of Merger among the Partnerships and the Company.

     "REDEVELOPMENT PROJECTS" means a multifamily real estate rental project identified by ConAm pursuant to this Agreement for redevelopment and possible investment by the Company. A Redevelopment Project does not include (i) the Specified Projects identified on Exhibit A attached hereto or (ii) any real estate project in which either the Company or ConAm or any of their affiliated entities owns all, a portion or an equity interest on the Effective Date.

     "SPECIFIED PROJECTS" means those real estate projects identified on Exhibit A attached hereto in which the Partnerships own an interest as of the Effective Date. A Specified Project is not a Redevelopment Project under Articles III, IV and V of this Agreement.

     "TOTAL COMPANY CAPITAL CONTRIBUTION" means the total Capital contribution made to a Venture by the Company.

     "VENTURE" means the joint venture, partnership or other legally recognized form of entity or arrangement entered into by ConAm and the Company after the Merger Transaction to be formed for the purpose of acquiring, renovating, developing and managing a Redevelopment Projects pursuant to this Agreement.

                                      ARTICLE II
                      ENGAGEMENT FOR EXISTING SPECIFIED PROJECTS

     2.1 ENGAGEMENT FOR EXISTING SPECIFIED PROJECTS. The Partnerships hereby engage ConAm to prepare an Evaluation of the Specified Projects. Such Evaluation shall be delivered to the Partnerships on or before One Hundred Twenty (120) days after the Effective Date. With respect to any Specified Project, the Partnerships may request that the Evaluation for such Specified Project be in such form and contain such additional information as is reasonably required by the Partnerships in order for the Partnerships to reasonably determine whether the Partnerships are interested in proceeding with more detailed due diligence regarding the Specified Projects.

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     2.2  EVALUATION FEE.  For each Evaluation delivered to the Partnerships for a Specified Project pursuant to Section 2.1, the Partnerships shall pay to ConAm a fee of Fifty Thousand Dollars ($50,000.00) ("Specified Project Evaluation Fee"). The Partnerships' obligation to pay the Specified Project Evaluation Fee shall survive the cancellation or termination of this Agreement and shall not be affected by the occurrence or non-occurrence of the Commencement Date pursuant to Section 3.1 or the Company's obligations under this Agreement.

     2.3 SPECIFIED PROJECT VENTURE. Should the Partnerships determine to proceed with ConAm in the redevelopment of any of the Specified Projects, the Partnerships shall give written notice thereof to ConAm (outlining any additional due diligence required to be supplied to the Partnerships, if any) whereupon the Partnerships and ConAm shall proceed to enter into an agreement in form and content and containing such terms as may be acceptable to the Partnerships and ConAm for the acquisition, development and management of the applicable Specified Project; provided, however, that any such Venture agreement shall provide that one-half (1/2) the Specified Project Evaluation Fee paid to ConAm pursuant to Section 2.2 shall be credited to any development fees payable to ConAm in connection with any such acquisition, development and management of the Specified Projects contemplated hereby.

     2.4 COMPANY AS SUCCESSOR TO PARTNERSHIPS AFTER THE MERGER TRANSACTION. Upon completion of the Merger Transaction, the Company shall be successor to the Partnerships and shall succeed to the rights and benefits of the Partnerships under this Article II of this Agreement.

                                     ARTICLE III
                        ENGAGEMENT FOR REDEVELOPMENT PROJECTS

     3.1 ENGAGEMENT FOR REDEVELOPMENT PROJECTS; CONDITION PRECEDENT. ConAm hereby agrees to provide the services set forth in Section 3.2 beginning on the earlier of (i) December 15, 1998 or (ii) such earlier date as may be elected in writing by the Company after consummation of the Merger Transaction (the "Commencement Date"); provided, however, it shall be a condition precedent to the obligations of the Company and ConAm that the Merger Transaction be consummated prior to the Commencement Date. The term (the "Term") of ConAm's and the Company's obligations under this Agreement shall begin on the Commencement Date and, unless terminated sooner as provided in Section 3.5 or by the mutual written consent of the parties, will terminate on the earlier of (A) two (2) years after the Commencement Date, or (B) the date following the day upon which the Company completes a Venture transaction with ConAm that results in the Company having invested a total of Twenty Million Dollars ($20,000,000) in Redevelopment Projects pursuant to this Agreement. Notwithstanding any provision contained herein, in the event that the Merger Transaction is not consummated on or before December 15, 1998, this Agreement shall be terminated and shall be of no further force or effect on December 15, 1998. It is the express understanding and agreement of the Parties that, with the exception of the obligations of the Partnerships pursuant to Article II of this Agreement, the Partnerships shall have no obligation to complete the Redevelopment Project transactions contemplated hereby and that only the Company, after completion of the Merger Transaction, shall be obligated to complete the Redevelopment Project transactions contemplated hereby.


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     3.2  OBLIGATIONS OF CONAM.  ConAm shall perform the following services for the benefit of the Company during the Term:

     (a) IDENTIFICATION/FIRST TRANSACTION AFTER COMMENCEMENT DATE. ConAm shall have the obligation to use its good faith best efforts to (i) locate, identify, perform an Evaluation for and present to the Company Redevelopment Projects that meet the Criteria and that would allow the Company to invest a total of Twenty Million Dollars ($20,000,000) in Redevelopment Projects during the Term of this Agreement, and (ii) if such Redevelopment Projects are approved by the Company as provided herein, to invest Capital in the Ventures for the acquisition, development and management of the Redevelopment Projects in accordance with Section 3.2(b). ConAm shall have the obligation to identify, perform an Evaluation for and present to the Company the first Redevelopment Project that would reasonably meet the Criteria that ConAm locates (or has located and which is not committed by agreement to a different investor) after the Commencement Date.

     (b) INVESTMENT. For any Redevelopment Project that is approved for investment by the Company pursuant to Section 4.2, ConAm shall contribute to the Venture formed pursuant to Article V, Capital equal to 11.11% of the Total Company Capital Contribution in such Venture on a pari passu basis.

     (c) BROKERAGE ARRANGEMENTS. Notwithstanding any provision contained herein, in the event that ConAm employs the services of any third person or entity as a contract or sub-broker for the purpose of locating potential Redevelopment Projects, ConAm shall be solely responsible for any fees or costs associated therewith. The parties acknowledge and agree, however, that any commissions paid to any broker retained by the seller of any Redevelopment Project shall be paid as a cost of the Venture. ConAm shall not enter into any brokerage arrangements with any third parties in the name of, or that may be binding upon the Company or any Venture without the express written consent of the Company or Venture.

     3.3 INVESTMENT COMMITMENT OF THE COMPANY. The Company agrees to invest in Ventures with ConAm in a total amount not to exceed Twenty Million Dollars ($20,000,000.00) for Redevelopment Projects that meet the Criteria and that otherwise comply with and are acquired into Ventures pursuant to the provisions of this Agreement.

     3.4 CRITERIA. The Redevelopment Projects shall be of the type and nature and shall meet each of the following criteria and conditions (collectively, the "Criteria"), any of which may be waived in writing by the Company:

     (a) TERRITORIES. The Redevelopment Projects shall be located within the continental United States, excluding the following states: New York, Connecticut and Nebraska.

     (b) CAPITAL. For each Redevelopment Project, the Evaluation and subsequent due diligence shall support projections that the Redevelopment Project can be acquired, renovated, developed and managed by the to-be-formed Venture under proposed budgets that would limit the Total Company Capital Contribution in such Venture for such


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     Redevelopment Project to an amount not greater than Five Million Dollars
     ($5,000,000.00).

     (c) TARGET INTERNAL RATE OF RETURN. For each Redevelopment Project, the Evaluation and subsequent due diligence shall support projections that the Redevelopment Project can be acquired, renovated, developed and managed by the to-be-formed Venture under proposed budgets and financial projections that would result in a target internal rate of return ("Target IRR") of the Company for each Redevelopment Project equal to or greater than twenty percent (20%) per annum of the Total Company Capital Contribution.

     3.5 DEFAULT AND RIGHT TO TERMINATE. If at any time after the Commencement Date the Company reasonably determines that ConAm is not complying with its obligations to the Company under Section 3.2(a) or if, within any consecutive 120 day period, ConAm has failed to deliver a Notice presenting to the Company a Redevelopment Project, then the Company shall have the right, but not the obligation, to notify ConAm that the Company deems ConAm to be in default under this Agreement and specifying the reasons therefor (the "Default Notice").
ConAm shall have a period of sixty (60) days from the date of the Default Notice (the "Cure Period") within which to cure the default specified in the Default Notice to the satisfaction of the Company. If the Company reasonably determines that ConAm has failed to cure the default during the Cure Period, then the Company shall deliver written notice to ConAm confirming (i) that the default has not been cured to the satisfaction of the Company and (ii) that the Company has elected to terminate the Agreement effective as of the date of such notice, subject to the provisions of Section 6.1. The right to terminate is the sole remedy of the Company for failure of ConAm to comply with Section 3.2(a).

                                      ARTICLE IV
                      NOTICE, DUE DILIGENCE, ACCEPTANCE AND FEES

     4.1 NOTICE TO COMPANY. ConAm shall use its best efforts to locate proposed Redevelopment Projects that meet the Criteria and shall propose such Redevelopment Projects to the Company by giving written notice ("Notice") to the Company of a proposed Redevelopment Project, which Notice shall include an Evaluation of the proposed Redevelopment Project together with such additional information as may be reasonably necessary for the Company to determine compliance with the Criteria.

     4.2 REVIEW OF REDEVELOPMENT PROJECTS. Following receipt by the Company of the Notice and information pursuant to Section 4.1:

     (a) RESPONSE/ADDITIONAL DUE DILIGENCE. The Company shall have a period of five (5) business days after receipt from ConAm of the Notice and accompanying information contemplated to be delivered pursuant to Section
     4.1 to deliver to ConAm in writing a rejection or approval of the proposed Redevelopment Project and setting forth therein (i) the reasons for rejection, if rejected, including the reasons that the Redevelopment Project does not meet the Criteria (the "Rejection Notice"), or (ii) if approved what, if any, additional information may be required by the Company prior to the Company entering into a Venture with ConAm for the purposes of moving forward with the proposed Redevelopment Project (the "Approval Notice"). If any additional information is


                                          5
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     required by the Company in the Approval Notice, such information shall be supplied to the Company within fifteen (15) days following ConAm's receipt of the Approval Notice. Within three (3) business days after receipt of such additional information from ConAm, the Company shall deliver a written Rejection Notice or Approval Notice to ConAm rejecting or approving the proposed Redevelopment Project. If the Company reasonably concludes that the Redevelopment Project does not meet the Criteria after reviewing such additional information, the Company shall specify in the Rejection Notice to ConAm the reasons for such rejection. The failure by the Company to deliver a written notice to ConAm within the specified time frame shall be deemed to be a rejection of the proposed Redevelopment Project.

     (b) FORMATION OF VENTURE UPON APPROVAL. If a proposed Redevelopment Project is approved as provided in Section 4.2(a) above, then the Company and ConAm shall proceed to enter into a Venture in form and content acceptable to ConAm and the Company and containing the terms set forth in
     Article V below and such additional terms as may be acceptable to the parties.

     (c) DUE DILIGENCE. Prior to closing upon and acquiring into the newly formed Venture any proposed Redevelopment Project approved by the Company as provided above, and prior to the payment by the parties of their respective Capital relating to such Redevelopment Project, the newly formed Venture for each Redevelopment Project shall conduct such additional due diligence as may be reasonably necessary and appropriate including, without limitation, appraisals, surveys, environmental assessments, engineering studies, soils tests, title review and other such due diligence and studies as may be necessary to confirm that there are no environmental problems affecting the subject property or the improvements thereon, that all improvements are structurally sound, that all zoning matters have been complied with and that the Redevelopment Project, in all other material respects, meets the Criteria and is capable of being owned by the Venture and developed and/or rehabilitated in accordance with the budgets and in the manner contemplated in the Evaluation delivered to the Company pursuant to Section 4.1. The cost of such due diligence shall be paid for by the Venture. If the due diligence information obtained pursuant to this
     Section 4.2(c) reveals that the proposed Redevelopment Project does not meet the Criteria or is materially different than the information supplied in the Evaluation (due, among other things, to market changes, environmental problems, regional employment changes or the like), as the same may be reasonably determined by the Company, then the Company shall have the right to terminate the Venture by written notice to ConAm. If the Venture is so terminated, all costs for obtaining the due diligence and studies pursuant to this Section 4.2(c) shall be paid for by the Venture with the Company and ConAm contributing the following amounts: the Company shall pay ninety percent (90%) thereof to the Venture and ConAm shall pay ten percent (10%) thereof to the Venture.

                                      ARTICLE V
                                 FORMATION OF VENTURE

     5.1 FORMATION OF VENTURE. The Company and ConAm, or their respective affiliates, shall enter into a Venture in the form of and pursuant to a joint venture, partnership, limited


                                          6
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liability company or other legally recognized entity formation agreement, the legal form of which entity shall be agreed upon by the parties (the "Governing Agreement") for the acquisition, development, renovation and management of the Redevelopment Project. Each Governing Agreement shall contain such terms as may be agreed upon by the parties; provided, however, the following terms contained in this Article V shall be included in each Governing Agreement:

     5.2 DEVELOPER'S FEE. For each Redevelopment Project, the Governing Agreement for each Venture shall provide that ConAm shall be entitled to a developer's fee equal to the following (for each Redevelopment Project, the "Developer's Fee"):

     (a) Ten percent (10%) of the Total Company Capital Contribution in the applicable Venture, if the Total Company Capital Contribution is Two Million Five Hundred Thousand Dollars ($2,500,000.00) or less;

     (b) Seven and one-half percent (7.5%) of the Total Company Capital Contribution in the applicable Venture if the Total Company Capital Contribution is in excess of Two Million Five Hundred Thousand Dollars ($2,500,000.00), up to and including Five Million Dollars ($5,000,000.00); and

     (c) If for any reason the Company agrees in writing that the Total Company Capital Contribution in the applicable Venture may exceed Five Million Dollars ($5,000,000.00), the Developer's Fee shall be determined by mutual agreement between the Company and ConAm.

     5.3 OTHER VENTURE FEES. The Governing Agreement for each Venture shall provide for payment of the following fees:

     (a) SALES FEE. Unless the Company, in its reasonable judgement, determines that a third party would be better qualified to act as the sales broker on behalf of the Venture, ConAm or an affiliate shall have the right to act as the sales broker for the Venture in connection with any of the Redevelopment Projects. If ConAm is acting as the sales broker for the transaction, ConAm shall be paid a sales brokerage fee to ConAm in an amount not to exceed one and three quarters percent (1.75%) of the gross sales price of the Redevelopment Project. In the event that ConAm or an affiliate acts as the sales broker for the Venture, any co-brokerage fee or similar cost will be paid for exclusively by ConAm.

     (b) PROPERTY MANAGEMENT FEE. Unless the Company, in its reasonable judgment, determines that a third party would be better qualified to act as the manager of a Redevelopment Project, ConAm or an affiliate shall act as the property manager for the Redevelopment Project and, as consideration therefor, shall be paid a property management fee to ConAm of three and one-half percent (3.5%) of the gross property revenue for such Redevelopment Project.

     (c) OTHER FEES. The Governing Agreement for each Venture shall contain a provision which permits either party to provide services to the Venture, provided the Venture will not be required to pay for services in an amount which is greater than the


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     competitive fair market price for similar services paid to other unrelated persons in the geographic area.

     5.4 DISTRIBUTIONS. The Governing Agreement for each Venture shall provide for the distribution to the Company and ConAm as follows with respect to the Redevelopment Project owned by such Venture:

     (a) DISBURSABLE CASH FOR OPERATIONS. The Venture shall distribute the amount of Disbursable Cash (as defined below) to the Company and ConAm for each fiscal quarter within twenty (20) days after the end of each such fiscal quarter. Distributions of Disbursable Cash will be distributed to the Company and to ConAm pro rata until each shall have received a priority return (the "Priority Return") equal to a fifteen percent (15%) per annum cumulative, compounded on their respective Capital contributions to the Venture from Disbursable Cash pursuant to this Section 5.4(a), and the balance if any will be distributed pursuant to Section 5.4(c) below. Disbursable Cash will be distributed and will not be reinvested. For purposes of this Agreement, the term "Disbursable Cash" means receipts from operations after deducting cash used to pay operating expenses, debt service, capital expenditures and amounts used for the creation or restoration of reserves, but without deduction for depreciation and amortization.

     (b) SALES PROCEEDS. The Venture shall distribute the Sales Proceeds (as defined below) to the Company and to ConAm for each fiscal quarter within twenty (20) days after receipt thereof. Sales Proceeds shall be distributed (i) to the Company and ConAm until the Company and ConAm have each received the balance of the Priority Return due and owing to each and not paid out of Disbursable Cash pursuant to Section 5.4(a) above, then
     (ii) the balance of Sales Proceeds, if any, will be distributed pro rata until the Company and ConAm have received one hundred percent (100%) of their respective Capital contribution to the Venture, then (iii) the balance, if any, will be distributed to the Partnerships and ConAm according to Section 5.4(c) below. Sales Proceeds will be distributed and will not be reinvested. For purposes of this Agreement, the term "Sales Proceeds" means the net proceeds from the disposition (including refinancing proceeds, if any) of land, buildings and equipment related to the Redevelopment Project owned by such Venture.

     (c) SHARING RATIO OF REMAINING DISBURSABLE CASH AND SALES PROCEEDS. The Venture shall, following the distributions of Disbursable Cash and Sales Proceeds set forth in Sections (a) and (b) above and subject to adjustments which may be necessary for federal income tax purposes, allocate and distribute all remaining Disbursable Cash and Sales Proceeds pro rata as follows:


               The Company                   80%
               ConAm                         20%


     5.5 SALE OF REDEVELOPMENT PROJECTS. At any time after the earlier of (i) six (6) months after the completion of a Redevelopment Project and the issuance of a certificate of occupancy therefor, or (ii) 30 months after the Company makes its Total Company Capital Contribution to the Venture, either the Company or ConAm may, by written notice to the other


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party, require the Venture to initiate a sale of a Redevelopment Project, pursuant to terms and conditions mutually acceptable to both the Company and ConAm. Upon such sale, the Sale Proceeds shall be distributed as set forth in Sections 5.4 above.

                                      ARTICLE VI
                                     TERMINATION

     6.1 CONTINUING OBLIGATIONS UPON TERMINATION. Upon the expiration of the Term or the earlier termination of this Agreement pursuant to Section 3.5 or by written agreement of the parties (the "Termination Date") the following obligations shall be deemed to continue and shall survive such Termination Date:

     (a)  The obligation to pay fees and amounts as set forth herein;

     (b)  The indemnities contained in Article VIII; and

     (c) The obligations of the parties pursuant to the applicable Governing Agreements, if any, which shall continue until terminated as provided therein.

                                     ARTICLE VII
                    OTHER COVENANTS AND AGREEMENTS/NON-EXCLUSIVITY

     7.1 OTHER ACTIVITIES. This Agreement is non-exclusive and no provision of this Agreement shall be construed so as to prohibit the Company or ConAm or their respective affiliates from participating in the ownership, development, redevelopment or management of other multifamily rental projects. The Company acknowledges ConAm's right to acquire properties comparable to the Redevelopment Projects on behalf of or in partnership with other capital sources. Except as provided in Section 3.2(a) with respect to the first Redevelopment Project meeting the Criteria identified by ConAm after the Commencement Date, nothing in this Agreement is intended to grant the Company a first right of refusal for projects identified by ConAm which meet the Criteria found in Section 3.4 hereof; provided, however, ConAm shall not acquire or redevelop any multifamily rental project that competes directly with any Redevelopment Project or Existing
Specified Projects.   Further, nothing in this Section 7.1 shall be deemed or
construed to prevent ConAm from acquiring, brokering or otherwise working with any proposed Redevelopment Project that has been presented to the Company and rejected by the Company in writing pursuant to the provisions of this Agreement.

     7.2 OTHER ACTIVITIES. Nothing in this Agreement shall prevent the Company from locating, evaluating and entering into joint venture, partnership or other arrangements for the ownership, development, renovation or management of any real estate project of whatever nature that the Company locates on its own or through any third party; provided, however, the Company covenants and agrees that it will not acquire or redevelop any multifamily rental project that competes directly with any of the Redevelopment Projects.

                                     ARTICLE VIII
                                   INDEMNIFICATION

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     8.1  INDEMNIFICATION.  Each party hereto (each an "Indemnitor") agrees to indemnify and hold each other party hereto harmless from and against all claims, losses, damages, liabilities, demands, judgments, settlements, costs and expenses of any nature whatsoever (including attorneys' fees) arising out of, resulting from or related to the Indemnitor's actions, inactions or omissions with respect to the performance of its duties under this Agreement. The indemnification provisions relating to any particular Redevelopment Project shall be governed by the Venture Agreement entered into with respect to such Redevelopment Project.

                                      ARTICLE IX
                               CONFIDENTIAL INFORMATION

     9.1 ACKNOWLEDGEMENT OF CONFIDENTIALITY. Each party to this Agreement agrees and acknowledges that in the course of performing its respective obligations hereunder, it may have access to and become acquainted with confidential information about the professional, business and financial affairs of the other parties (collectively, the "Confidential Information") and that each party to this Agreement is engaged in a highly competitive business and that the success of each such in the marketplace depends upon their goodwill and reputation for quality and dependability. Each party agrees and acknowledges that reasonable limits on its ability to engage in activities competitive with the other parties are warranted to protect each of the other party's substantial investment in developing their status, reputation and goodwill in the marketplace. Accordingly, each party agrees to keep confidential all Confidential Information that is marked "confidential" or that is delivered to such party in a manner so as to imply with reasonable certainty the confidentiality of such information. ConAm also agrees to keep confidential the terms of this Agreement unless the Company otherwise agrees in writing. Nothing in this Article IX is intended or shall be deemed to limit the ability of any party to (i) comply with its obligations under this Agreement, (ii) comply with the requirements of any court order requiring disclosure of Confidential Information, or (iii) comply with any filing or other disclosure requirements mandated by any state or federal laws governing securities.

     9.2 PROPRIETARY INFORMATION. Except as provided above in Section 9.1, trade secrets and proprietary information of either party shall be deemed Confidential Information and shall be kept confidential by the party receiving such information as follows:

     (a) TRADE SECRETS. At no time during or after the Effective Date, shall any either party disclose to any third party any trade secrets of the other party except as may be reasonably necessary to perform its obligations under this Agreement.

     (b) PROPRIETARY INFORMATION. In addition to the prohibition of Section 9.2(a) and all common law prohibitions against the disclosure of trade secrets, each party agrees, at all times for a period of twelve (12) consecutive months subsequent to the Termination Date, not to disclose to any third person, corporation or other entity without the written permission of the affected party any Proprietary Information (as defined below) regardless of whether such Proprietary Information would be deemed a "trade secret" at common law. For purposes of this Agreement, the term "Proprietary Information" includes, but is not limited to: (i) any documents or information relating to the products, research and plans of the affected party; (ii) all financial data relating to the affected party and their officers, directors, members, employees, representatives and shareholders; or


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     (iii) any confidential documents or information concerning the affected party (or any business entity affiliated with such party).

     9.3 RETURN OF INFORMATION/RECORDS. All information and materials delivered to either party by the other in the course of this Agreement are and shall remain the sole property of the delivering party and upon termination of this Agreement, each party shall, upon the written request of the other, return to the delivering party all records, notes, data, memorandum, models and equipment of any nature that are in its possession or under its control. Any Evaluation or to other information delivered to the Company by ConAm pursuant to this Agreement shall remain the property of ConAm unless and until the Company approves the Redevelopment Project to which such information and Evaluation relates, whereupon such Evaluation and other information relating to such Redevelopment Project shall be deemed to be owned by both parties until the Venture is formed, whereupon the Evaluation and other information shall be deemed to be owned by such Venture.

     9.4 EQUITABLE RELIEF. Each party acknowledges that the restrictions contained in Article IX are reasonable and necessary in order to protect the legitimate interests of the parties to this Agreement and that any violation thereof would likely result in irreparable injury to the affected party. Each party, therefore, further acknowledges and agrees that any aggrieved party under this Article IX shall be entitled to obtain from any court of competent jurisdiction, without the posting of any bond or other security, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which such aggrieved party may be entitled.

                                      ARTICLE X
                                    MISCELLANEOUS

     10.1 RELATIONSHIP OF THE PARTIES. The Partnerships and ConAm with respect to the Specified Projects and the Company and ConAm with respect to the Redevelopment Projects intend to negotiate in good faith and to enter into separate agreements governing their relationship, rights and obligations for each such project, consistent with the terms of this Agreement. ConAm shall not be authorized or empowered to enter into any agreements or understandings with any person or entity on behalf of the Partnerships, the Company or any Venture without the prior written consent of the Partnerships, the Company or the Venture as evidenced by their signature on said agreement.

     10.2 SURVIVAL OF PROVISIONS. Notwithstanding any provision contained herein, the indemnities contained in Article VIII and the confidentiality provisions contained in Article IX shall survive the expiration or termination of this Agreement for any reason whatsoever.

     10.3 ASSIGNMENT. ConAm's rights, duties and obligations under this Agreement may not be assigned or transferred to any other person, firm, corporation or other entity without the prior written consent of the Partnerships with respect to the Specified Projects or the Company with respect to the Redevelopment Projects. The parties hereto may assign their rights under this Agreement to any entity that is affiliated by common ownership or control.

     10.4 ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto and there are no other promises or conditions in any other agreement whether oral or written regarding the subject matter hereof. This Agreement supersedes any prior written or oral agreements between the parties hereto regarding the subject matter hereof.

     10.5 AMENDMENT. This Agreement may be modified or amended only by amendment or modification made in writing and is signed by all parties hereto.

     10.6 SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

     10.7 COMMUNICATION. ConAm shall report to Mr. Paul Abbott on all matters relating to the Partnerships or the Company under this Agreement and ConAm's performance of its obligations hereunder to either party.

     10.8 NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when (a) delivered in person; (b) deposited in the United States mail, postage prepaid, by certified mail, return receipt requested; (c) upon transmission by facsimile; or (d) delivered by reputable overnight courier, addressed as follows:

     The Partnerships:        Capital Source
                              Capital Source II A
                              399 Park Avenue
                              New York, New York 10022
                              Attention:     Paul L. Abbott
                              Facsimile:     (212) 935-8765

     The Company:             America First Real Estate Investment Company, Inc.
                              399 Park Avenue
                              New York, New York 10022
                              Attention:     Paul L. Abbott
                              Facsimile:     (212) 935-8765

     ConAm:                   Continental American Properties, Ltd.
                              1764 San Diego Avenue
                              San Diego, California 92110
                              Attention: J. Bradley Forrester
                              Facsimile:     (619) 294-2451

Such addresses may be changed from time to time by any party by providing written notice in the manner set forth above.

     10.9 WAIVER. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

     10.10 ARBITRATION OF ALL DISPUTES. Except as provided in Article IX and without limiting the right of the Company to terminate this Agreement pursuant to the provisions of Section 3.5, if any disputes or controversies arise between the parties in connection with this Agreement or their acts or duties hereunder, such disputes or controversies shall be submitted to and resolved by binding arbitration in accordance with the laws of the State of New York and the rules of the American Arbitration Association. Each party shall select one arbitrator, and the arbitrators so selected shall select a third arbitrator, which three arbitrators shall constitute the arbitration panel for the dispute. All arbitration proceedings shall be conducted in New York, New York. The decision or award of the arbitration panel shall be final and binding, and judgment thereon may be entered in a state or federal court with jurisdiction over the parties. It is understood that the arbitration panel shall have no authority to add to, subtract from, or modify any provision of this Agreement. The cost of any arbitration proceeding hereunder shall be borne equally by the parties, subject to the arbitrators awarding such costs otherwise. A party shall only be entitled to be awarded damages for actual losses suffered by the injured party plus reasonable costs (including reasonable attorney's fees and costs).

     10.11 FACSIMILE TRANSMISSION; COUNTERPARTS. This Agreement may be executed in counterpart and by facsimile signature transmission and shall be binding upon the parties transmitting the same. Counterparts with original signatures shall be provided to the other parties within seven (7) days of the applicable facsimile transmission, provided, however, that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of the Agreement. If executed in counterparts, the Agreement shall be effective as if simultaneously executed.

     10.12 JURISDICTION. Subject to the provisions of Section 10.10, the parties hereby agree that any legal action or proceeding with respect to this Agreement and any action or proceeding to execute or otherwise enforce any judgment obtained in connection therewith, will be instituted in the courts of the State of New York, or in the U.S. District Court for the District of New York, and by execution and delivery of this Agreement each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of each such court and waives any objection which it may now or hereafter have to the laying of venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum.

     10.13 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective successors and assigns. The parties expressly agree that, upon completion of the Merger Transaction, the Company shall succeed to the rights, remedies, obligations or liabilities of the Partnerships under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights, remedies, obligations or liabilities.

     10.14 SECTION HEADINGS. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     10.15 GOVERNING LAW. This Agreement is made and entered into, and shall be governed by and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws provisions of such state.

     10.16 FURTHER ASSURANCES. The parties agree to execute, acknowledge, seal and deliver, such further assurances, instruments and documents, and to take such further actions, as any other party may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereunder.

     10.17 ATTORNEY FEES. In the event of litigation or arbitration arising out of this Agreement, the court or the arbitrators, as the case may be, shall award to the prevailing party all reasonable costs and expenses, including without limitation, attorneys' fees.

     10.18 LIMITATION OF LIABILITY. Notwithstanding any provision hereof or by operation of law to the contrary, the liability, if any, of Daniel J. Epstein, the individual general partner of ConAm, shall be limited to his interest in ConAm and shall not affect his other assets.


                               [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                         The Partnerships:

                         CAPITAL SOURCE L.P., a Delaware limited partnership

                         By Insured Mortgage Equities, Inc., a General Partner


                         By     /s/ Paul L. Abbott
                                -------------------------------------
                         Name:  Paul L. Abbott
                                -------------------------------------
                         Title: President
                                -------------------------------------


                         CAPITAL SOURCE II L.P.-A, a Delaware limited partnership

                         By Insured Mortgage Equities II, L.P., a General
                         Partner

                                   By CS Housing II, Inc.,
                                   its General Partner



                                        By     /s/ Paul L. Abbott
                                               --------------------------------
                                        Name:  Paul L. Abbott
                                               --------------------------------
                                        Title: President
                                               --------------------------------

                         ConAm:

                         CONTINENTAL AMERICAN PROPERTIES, LTD., a California limited partnership

                         By: D.J.E. FINANCIAL CORPORATION, its
                         General Partner

                         By     /s/ J. Bradley Forrester
                                --------------------------------------
                         Name:  J. Bradley Forrester
                                --------------------------------------
                         Title:
                                --------------------------------------

                              THE COMPANY:

                         AMERICA FIRST REAL ESTATE
                         INVESTMENT COMPANY, INC., a Delaware
                         corporation



                         By     /s/ Paul L. Abbott
                                --------------------------------------
                         Name:  Paul L. Abbott
                                --------------------------------------
                         Title: President
                                --------------------------------------

                                      EXHIBIT A

                                  SPECIFIED PROJECTS

1.   WATERMAN'S CROSSING, LEGALLY DESCRIBED AS FOLLOWS:

All that certain piece or parcel of land, situate, lying and being in the City of Newport News, Virginia, as shown on that certain plat entitled "Plat of the Property to be conveyed to Drucker & Falk, 19.8607 Acres, City of Newport News, Virginia," made by Coenen & Associates, Inc., Engineers-Planners-Surveyors, dated June 16, 1983, revised April 13, 1984 containing 19.8607 acres, and more particularly described as follows:

Beginning at a pipe located on the westerly right-of-way line of Criston Drive at the northerly end of the aforesaid Criston Drive, and thence from the point of beginning thus established, along the arc of a curve to the left, having radius of 920.00 feet, a distance of 14.27 feet to a pipe, thence continuing along the arc of a curve to the left, having a radius of 220.00 feet a distance of 161.27 feet to a pipe, thence continuing along the arc of a curve to the left, having a radius of 520.00 feet, a distance of 268.89 feet to a pipe, thence N. 2DEG. 52' 20" W, a distance of 311.73 feet to a pipe, thence
N. 87DEG. 07' 40" E, a distance of 393.44 feet to a pipe, thence N. 2DEG.
52' 20" W, a distance of 547.85 feet to a pipe, thence N. 19DEG. 00' W, a distance of 138.00 feet to a pipe, thence N 25DEG. 09' 00" W, a distance of
493.32 feet to a pipe, thence N 64DEG. 51' 00" E, a distance of 248.53 feet to a pipe, thence S 25DEG. 09' 00" E, a distance of 318.63 feet to an axle, thence continuing S 25DEG. 09' 00" E, a distance of 1,092.38 feet to a monument, thence S 87DEG. 02' 30" E, a distance of 300.98 feet to a point, thence S 3DEG. 24' 10" W, a distance of 388.97 feet to a pipe, thence N 84DEG. 29' 10" W, a distance of 705.35 feet to a pipe, thence along the arc of a curve to the left, having a radius of 125.50 feet, a distance of 78.89 feet to a pipe, thence
S. 30DEG. 59' 04" E, a distance of 50.01 feet to a pipe, thence along the arc of a curve to the left, having a radius of 25.00 feet, a distance of 36.18 feet to a pipe, thence S 66DEG. 53' 20" W, a distance of 60.00 feet to the point of beginning.

2.   FOX HOLLOW, LEGALLY DESCRIBED AS FOLLOWS:

BEGINNING at a point in the Southern right of way line of Hartley Avenue said point being located South 56 degrees 25 minutes 20 seconds West, 644.00 feet from the Southwest intersection of Hartley Avenue and North Main Street, said point also being the Northwest corner of the property of R. T. Amos Trustees as recorded in Plat Book 57, Page 124 in the Guilford County Register of Deeds, thence line of said R. T. Amos Trustees, Doris Dowdy and Brunswick Corporation, South 33 degrees 39 minutes 47 seconds East, 970.62 feet to a point in the Northern line of Greenwood Hills Subdivision as recorded in Plat Book 27,
Page 23 of the said Guilford County Register of Deeds, thence with a North line of Greenwood Hills, South 80 degrees 33 minutes 42 seconds West, 339.23 feet to a point, thence continuing with said North line, North 85 degrees 56 minutes 58 seconds West, 687.00 feet to a point, said point being the Southeast corner of the property of Mary Lee Hedgecock, thence along Hedgecock's Eastern line, North 14 degrees 11 minutes 07 seconds West, 534.35 feet to a point in the Southern right of way line of Hartley Avenue, Hedgecock's Northeast corner, thence along the Southern line of Hartley Avenue, in a Northeasterly direction with a curve to the left an arc distance of 600.00 feet to a point in said right of way, thence continuing with said Hartley Avenue, North 56 degrees 25 minutes 20 seconds East, 84.21 feet to the point and place of beginning.

Being all of Lot "A" of the Fox Hollow, Ltd., Subdivision, Plat of which is duly recorded in Plat Book 77 at Page 133, in the Office of the Register of Deeds for Guilford County, North Carolina.


3.   MISTY SPRINGS, LEGALLY DESCRIBED AS FOLLOWS:

Lot 3, Schalekamp West PUD, Phase II, as per map in Map Book 41, page 94 of the Public Records of Volusia County, Florida.